SCHEDULE 14A

                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                                (Amendment No. 1)

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant Sec.240.14a-12

                         PRIMECORE MORTGAGE TRUST, INC.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)


                                       N/A
                    (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       1) Title of each class of securities to which transaction applies: ______
       2) Aggregate number of securities to which transaction applies:    ______
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
          the filing fee is calculated and state how it was determined:   ______
       4) Proposed maximum aggregate value of transaction:                ______
       5) Total fee paid:                                                 ______
[   ] Fee paid previously with preliminary materials.
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previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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       3) Filing Party:                                                   ______
       4) Date Filed:                                                     ______

                                99 El Camino Real
                                 Menlo Park, CA
                                 (650) 328-3060

--------------------------------------------------------------------------------

                    Notice of Annual Meeting of Shareholders


To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Primecore Mortgage Trust, Inc., a Maryland corporation (the "Company"), to be held on Thursday, May 30, 2002, at 10:00 a.m., Pacific Daylight Time, at The Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, for the following purposes:

1. The election of two Class II Directors to serve until the Company's Annual Meeting of Shareholders to be held in 2005, or until such director's successor is elected and qualified; and

2. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

A proxy statement describing the matters to be considered at the 2002 Annual Meeting is attached to this notice. The Board of Directors has fixed the close of business on April 15, 2002 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

Management desires to have a maximum representation of shareholders at the Annual Meeting. Only shareholders entitled to notice and to vote, and other invited guests of the Company, shall attend. The Company may incur substantial additional proxy solicitation costs if a sufficient number of proxies are not returned in advance of the Annual Meeting. In order that your shares may be represented at the Annual Meeting, management respectfully requests that you date, execute and promptly mail the enclosed proxy in the accompanying postage-paid envelope. Alternatively, you may submit your proxy via our website at www.primecore.com. Instructions for voting via the internet are enclosed. A shareholder may revoke a proxy by notice in writing to the Secretary of the Company at any time prior to its use, by presentation of a later-dated proxy, or by attending the Annual Meeting and voting in person.

                                            By Order of the Board of Directors


Menlo Park, California                      Ben Hamburg
May 1, 2002                                 Secretary


               ---------------------------------------------------
               | YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN | | TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, | | SIGN AND DATE THE ENCLOSED PROXY, AND PROMPTLY | | RETURN IT IN THE ENCLOSED STAMPED ENVELOPE. | | ALTERNATIVELY, YOU MAY CAST YOUR VOTE VIA THE | | INTERNET AT WWW.PRIMECORE.COM IN ACCORDANCE |
               | WITH THE ENCLOSED INSTRUCTIONS.                 |
               ---------------------------------------------------

                         Primecore Mortgage Trust, Inc.

                                99 El Camino Real
                                 Menlo Park, CA
                                 (650) 328-3060

                                 Proxy Statement
                         Annual Meeting of Shareholders
                             To Be Held May 30, 2002

GENERAL INFORMATION

The Board of Directors of Primecore Mortgage Trust, Inc., a Maryland corporation, is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on May 30, 2002 at 10:00 a.m., Pacific Daylight Time, at The Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, and at any adjournment or postponement thereof. This proxy statement, the accompanying proxy and the notice of annual meeting are being provided to shareholders beginning on or about May 3, 2002.

Voting of Proxies

Shares of the common stock and Class A Convertible preferred stock represented by all properly executed proxies received in time for the annual meeting will be voted in accordance with the choices specified in the proxies. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this proxy statement as directors.

In the event that a quorum is not present at the time the annual meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the shareholders entitled to vote at the annual meeting, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting. If the Company proposes to adjourn the annual meeting by a vote of shareholders, the persons named in the enclosed form of proxy will vote all shares of stock for which they have voting authority in favor of such adjournment.

The management and the Board of Directors know of no matters to be brought before the annual meeting other than as set forth herein. To date, Primecore Mortgage Trust, Inc. has not received any shareholder proposals. If any other matter of which the management and Board of Directors are not now aware is presented properly to the shareholders for action, it is the intention of the proxy holders to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

Voting Rights

Holders of shares of Primecore Mortgage Trust, Inc.'s common stock and Class A Convertible preferred stock, par value $0.01 per share, at the close of business on April 15, 2002, the record date, are entitled to notice of, and to vote at, the annual meeting. On that date, 21,738,764 shares of Class A Convertible preferred stock and one hundred (100) shares of common stock were outstanding. Each share of common stock and Class A Convertible preferred stock outstanding on the record date is entitled to one vote on each matter presented at the annual meeting. The presence, in person or by proxy, of shareholders representing 50% or more of the issued and outstanding stock entitled to vote constitutes a quorum for the transaction of business at the annual meeting. If a quorum is present, (1) a plurality of the votes cast at the annual meeting is required for election of a director, and (2) the affirmative vote of the majority of the shares present, in person or by proxy, at the annual meeting and entitled to vote is required for all other matters. Cumulative voting in the election of directors is not permitted.

Solicitation of Proxies

The costs of this solicitation by the Board of Directors will be borne by Primecore Mortgage Trust, Inc. Proxy solicitations will be made by mail. They also may be made by personal interview, telephone, facsimile transmission, Internet via the Primecore Mortgage Trust, Inc. website (www.primecore.com), and telegram. Primecore Mortgage Trust, Inc. does not expect to engage an outside firm to solicit votes, but if such a firm is engaged subsequent to the date of this proxy statement, the cost is estimated to be less than $5,000.00, plus reasonable out-of-pocket expenses.

Revocability of Proxy

The giving of the enclosed proxy does not preclude the right to vote in person should the shareholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Company's Secretary that the proxy is revoked, by presenting a later-dated proxy, or by attending the annual meeting and voting in person.

Additional Materials

A Notice of Meeting and a form of Proxy are included with the mailing of this proxy statement. A copy of the Company's combined Annual Report to Shareholders and Form 10-K Annual Report filed with the Securities Exchange Commission on March 20, 2002, which includes our audited financial statements for the year ended December 31, 2001, also is included with the mailing of this proxy statement. The combined Annual Report to Shareholders and Form 10-K Annual Report is not to be considered a part of these proxy solicitation materials. An additional copy of the Form 10-K Annual Report, including exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to Eric Hanke, Primecore, 99 El Camino Real, Menlo Park, CA 94025 or by calling Mr. Hanke at (650) 328-3060.

ITEM 1 - ELECTION OF DIRECTORS

The Board of Directors is currently comprised of five members. The Board is divided into three classes, each having a three-year term, designated Class I (one director), Class II (two directors) and Class III (two directors), with one class standing for election at the annual meeting of shareholders each year. In addition, where there has been a vacancy on the Board of Directors due to resignation or removal or due to an increase in the size of the Board, a majority of the Board of Directors shall elect the person to fill the vacancy, provided that such person shall hold office until the next annual meeting of shareholders. At this year's annual meeting, two Class II Directors are to be elected. The nominees for Class II Directors are set forth below. There were no vacancies on the Board of Directors during the year, and therefore there will be no vote to fill any such vacancies. The proxy holder intends to vote all proxies received by the proxy holder in the accompanying form of proxy FOR all of the nominees for Director listed below unless otherwise specified by the shareholder. In the event any nominee is unable or declines to serve as a Director at the time of the annual meeting, the proxies for such nominee will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as Directors, the proxy holder intends to vote all proxies received for the nominees listed below and against any other nominees. As of the date of this proxy statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as Director. The nominees listed below already serve as Directors of Primecore Mortgage Trust, Inc.

The election to the Board of Directors of the nominees identified in the proxy statement will require the affirmative vote of a plurality of the outstanding shares of Class A Convertible preferred stock present in person or represented by proxy at the annual meeting.

The Board of Directors unanimously recommends that shareholders vote "FOR" the nominees identified below.

Nominees to Board of Directors

  Name                     Position with Primecore Mortgage Trust, Inc.
  ----                     --------------------------------------------

  William E. Whitlow       Chairman of the Board and Chief Executive Officer
  Robert Puette            Director


Class II Nominees - Term Expiring 2005

William Whitlow, age 48, is Chairman of the Board of Directors and Chief Executive Officer of the Company, and Chief Operating Officer of Primecore Funding Group, Inc. Mr. Whitlow has been a Chairman of the Board since September 29, 2000. Mr. Whitlow received a Masters of Management from the J. L. Kellogg Graduate School of Management at Northwestern University, and a Masters of Architecture from the University of Illinois. Prior to joining Primecore, Mr. Whitlow was Managing Director of Arthur Andersen's Western Region Real Estate Capital Markets Group based in San Francisco. He was responsible for strategic capital markets consulting, private placements of debt and equity, portfolio and company sales, and mergers and acquisitions. Prior to joining Arthur Andersen, Mr. Whitlow was a Director of PricewaterhouseCoopers' Real Estate Capital Markets Group, operated his own real estate firm, Alliance Management, was a Vice President at Pacific Gateway Properties, where he directed the strategic management and repositioning of the company's real estate portfolio, and was with Aetna Realty Investors, where he held various positions over a nine-year period, performing loan production, asset management and dispositions services. Mr. Whitlow is a member of the Urban Land Institute, PREA, and the National Association of Real Estate Investment Trusts.

Robert L. Puette, 60, has been a member of the Board since March 1, 2001. Prior to such time, Mr. Puette served as an advisory director to the Company. He is currently a Partner with WK Technology Fund, a venture capital firm. Between 1997 and 2000, Mr. Puette was the President, Chief Executive Officer, and member of the Board of Directors of Centigram Communications Corporation (NASDAQ), a communications technology firm. Prior to his position at Centigram, from 1995 to 1997, Mr. Puette served as President, CEO and Chairman of the Board of Directors at NetFRAME Systems (NASDAQ), a high-availability computer server company, and from 1990 to 1993, Mr. Puette served as President of Apple USA, Apple Corporation (NASDAQ). Prior to 1990, Mr. Puette served as a Group General Manager of Hewlett-Packard Corporation (NYSE). Mr. Puette is also on the Board of Cupertino Electric Corporation (Private) and the Magis Network Corporation (Private), and is a former director of Cisco Systems (NASDAQ). Mr. Puette holds a BSEE degree from Northwestern University and a MSOR degree from Stanford University.

Class III Directors - Term Expiring 2003 (Not Subject to Vote At 2002 Meeting)

Michael Rider, age 38, is a co-founder, director, treasurer and Chief Financial Officer of the Company. Mr. Rider's term of office as a director expires in 2003. Mr. Rider is a Certified Public Accountant. Mr. Rider was controller, then Chief Financial Officer for The Plymouth Group and its successor, TPG Development Corporation, a San Francisco Bay Area real estate development company from 1991 until 1998. Since July 1998, he has served as Chief Financial Officer of Primecore Funding Group, Inc. He is also the Chief Financial Officer for our affiliates: Eprime, Inc., Primecore Properties, Inc., and 99 Investors, LLC.

James Barrington, 60, has been a member of the Board since March 1, 2001, and formerly served as an advisory director to the Company. From 1965 to 1999, Mr. Barrington was with Arthur Andersen LLP, serving primarily as an audit and business advisory partner. In his capacity as a partner of Arthur Andersen LLP, Mr. Barrington did not personally provide any services to the Company. Mr. Barrington retired from Arthur Andersen LLP on August 31, 1999, and has been retired but doing limited consulting work since that time for BF Enterprises, a public real estate holding and development company. Mr. Barrington received a B.S. in accounting from San Jose State University and a M.B.A. from the University of California at Berkeley.

Class I Director--Term Expiring 2004 (Not Subject to Vote at 2002 Meeting)

Susan Fox, age 45, is a co-founder,  director and President of the Company.
Ms. Fox is also a director, President and sole shareholder of our manager, Primecore Funding Group, Inc., and other affiliated companies. Ms. Fox has been involved in real estate development and construction lending for over twenty years. In 1993, Ms. Fox became a consultant, then employee and President of Jim Ward & Associates, Inc. Ms. Fox was responsible for dealing with substantial loan workout situations relating to loans made prior to her retention by Jim Ward & Associates. Since 1996, Ms. Fox has been the President of Primecore Funding Group, Inc. Ms. Fox has overall management responsibility and primary responsibility for loan underwriting and managing the loan portfolio.

Directors' Meetings and Committees

The Board of Directors has not established standing audit, nominating or compensation committees or committees performing similar functions. During 2001, there were seven meetings of the Board of Directors. All directors attended at least 75% of the meetings of the Board of Directors.

Compensation of Directors

None of the directors of the Company who also serve as executive officers or employees of our affiliates receives any separate compensation for service on our Board of Directors or on any Board committee. Although all directors are entitled to receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors, to date, no director has requested compensation for out of pocket expenses. Messrs. Puette and Barrington, who are not employed by our affiliates or us, receive annual compensation totaling $50,000 combined. Our charter obligates us to indemnify our directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Maryland General Corporation Law, the "Maryland GCL", permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Compensation Committee Interlocks

No interlocking relationship exists between the Board of Directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Officers of Primecore Mortgage Trust, Inc.

Our executive officers and senior officers and their positions are:

    Name                            Position
    ----                            --------

    Susan Fox                       President
    William Whitlow                 Chief Executive Officer
    Michael Rider                   Treasurer and Chief Financial Officer
    Ben Hamburg                     Secretary

Executive officers are appointed by the Board of Directors, serve at the Board's pleasure and may be removed from office at any time without cause. There are no family relationships among the directors and officers. None of the executive officers of the Company receive compensation from us for their services. All are paid directly by our manager as part of and not in addition to the management fee. The management fee is discussed below. We do not have a stock option or deferred compensation plan.

Beneficial Ownership of Capital Stock by Large Securityholders

All of our common stock is owned by directors as discussed in the next section. No person beneficially owns more than 5% of Class A Convertible Preferred stock.


Beneficial Ownership of Capital Stock by Directors and Management

The following table presents information regarding the beneficial ownership of our capital stock as of March 31, 2002 of: (1) each of our directors and executive officers; and (2) all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                       Number        Percent
    Title of Class            Beneficial Owner         of Shares     of Class
                              ----------------         ---------     --------

  Class A
      Convertible Preferred   Susan Fox                  22,715         *
                              Michael Rider               5,000         *
                              Ben Hamburg                 5,162         *
                              Robert Puette             404,902       1.9
                                                       -----------  ----------

                              Total                     437,779        2.0
                                                       ===========  ==========

      Common                  William Whitlow                40         40
                              Susan Fox                      40         40
                              Michael Rider                  20         20
                                                       ===========  ==========

                              Total                         100        100
                                                       ===========  ==========

* Less than one percent of our outstanding capital stock

Section 16(a) Beneficial Ownership Reporting Compliance

Mr. Whitlow, Ms. Fox and Mr. Rider were directors and officers of the Company throughout 2001. Mr. Puette and Mr. Barrington became directors and Mr. Hamburg became corporate secretary on March 1, 2001. Because no person has ever owned more than 10% of the outstanding Class A Convertible Preferred stock, only the Company's officers and directors have been required to report under Section 16(a) of the Securities Exchange Act of 1934. Statements of beneficial ownership on SEC Form 3 respecting ownership of common stock and Class A Convertible Preferred stock were required within 10 days of the either the date Class A Convertible Preferred stock became registered under Section 12 of the 1934 Act, for officers and directors as of that date, or within 10 days of becoming an officer or director, for those who took office after that date. These statements of beneficial ownership on SEC Form 3 were not timely filed, but Statements on Form 5 reflecting the foregoing ownership of common stock and Class A Convertible Preferred stock have been filed as of the date of dissemination of these proxy materials.

Transactions Involving Management

Management Agreement and Fees

Pursuant to a management agreement dated October 1, 2000, Primecore Funding Group, Inc., an affiliate, receives a management fee of .25% per month effective January 1, 2001, or 3% per annum, of the total amount of our interest in the face amount of the notes which evidence the outstanding mortgage loan portfolio balance, as calculated by the manager and payable on the last day of each month. In consideration therefor, Primecore Funding Group, Inc. manages all of our business, subject to direction from our Board of Directors. Out of the management fees it receives, our manager bears virtually all of the operating expenses of the Company. Such expenses include compensation and other employment costs of the manager to manage our loan portfolio, the costs associated with office space and equipment and all other expenses incurred in day-to-day operations. In addition, our manager may pay out of its management fees costs related to obtaining and retaining holders of our securities. We pay directly some Company-related expenses such as legal and accounting fees and costs of the annual meeting and proxy solicitation. Primecore Funding Group, Inc. is licensed by the California Department of Real Estate as a real estate corporation. James Gafke is licensed as an individual real estate broker and is the designated broker-officer of Primecore Funding Group, Inc.

For the twelve months ended December 31, 2001, we paid our manager management fees of $11,345,585. The management agreement has a term of three years from January 1, 2001. The agreement is renewed automatically for successive one-year periods unless we deliver a timely notice of non-renewal. Upon non-renewal of the agreement without cause, a termination fee will be payable to the manager in an amount equal to the greater of (1) the fair value of the agreement as established by an independent appraiser, or (2) 10% of the total loan commitments in our mortgage loan portfolio. In addition, we have the right to end the agreement at any time upon the happening of specified events, after notice and an opportunity to cure, including a material breach by the manager of any provision contained in the agreement. Upon termination for cause, no termination fee will be payable to the manager.

We have agreed to indemnify the manager's directors, officers, shareholders and employees for all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of the manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

Affiliates

We have other affiliates, which are entities with whom we share common officers and some common directors, but which have their own business purposes. The following is a list of other affiliates:

Primecore Properties, Inc. is a California corporation, incorporated in 1997. Ms. Fox is its sole shareholder and one of its directors. Primecore Properties, Inc. is licensed by the California Department of Real Estate as a real estate corporation. Theresa May Couture is licensed as an individual real estate broker and is the designated broker-officer of Primecore Properties, Inc. Primecore Properties, Inc. may provide services to us through an agreement with our manager. Primecore Properties, Inc. does not receive any compensation from us.

Eprime, Inc. is a California corporation, incorporated in 2000. Ms. Fox is the sole shareholder and director. She is the president and secretary, and Mr. Rider is the chief financial officer. Eprime, Inc. does not have any employees, does not provide any services to us and does not receive any compensation from us.

99 Investors, LLC, a California limited liability company, was formed in 1996. Ms. Fox is its sole member. It does not have any employees, does not perform any services for us and does not receive any compensation from us.

99 El Camino Partners, LLC, a California limited liability company, was formed in 1996. Ms. Fox is its sole member. The partnership has no employees, does not provide any services to us and does not receive any compensation from us. 99 El Camino Partners owns the property at 99 El Camino Real, Menlo Park, California, our principal place of business and that of our affiliates.

Because of a policy that existed prior to the year 2001 not to take title to real property through foreclosure or otherwise, we had previously relied on two of our affiliates, 99 Investors LLC and 99 El Camino Partners, LLC, to assume defaulted loans. The affiliates bore the risk of loss on the assumed loans, and, in turn, received the benefit of any profits to be realized from the successful development and ultimate sale of the completed properties. Also, on occasion, we may decide to make new loans to affiliates. While these loans are subject to the same underwriting criteria as any other loan, and have generally been made on equivalent, if not superior terms for the Company, as compared with loans made to other borrowers, decisions are made, in part, by interested persons. As with other loans made to unaffiliated borrowers, due to changes in the scope of construction and general cost increases during development of a project, additional funds may be needed to complete a project. As with other loans, we will grant an additional extension of credit if our management believes repayment of the increased extension of credit is adequately secured. In the case of an affiliate, the principals of the affiliates, who are also our management and members of our board, will be involved in making the decision on our behalf, creating a conflict of interest. Also, in the event of a default on an affiliate loan, there would be a conflict of interest in connection with decisions on how to proceed.

Legal Proceedings

Neither Primecore Mortgage Trust, Inc. nor any nominee for director is a party to any legal or regulatory proceedings that we expect to have any material, adverse impact on the Company.

OTHER BUSINESS

The Board of Directors knows of no other matters, which may be presented for shareholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgments.

SHAREHOLDER PROPOSALS -2003 ANNUAL MEETING

Shareholders are entitled to present proposals for action at a forthcoming shareholder's meeting if they comply with the requirements of the proxy rules. The Primecore Mortgage Trust, Inc. Bylaws provide that any shareholder wishing to bring any matter before the annual meeting must deliver notice to the Secretary at the principal executive offices of the Company not less than 90 days before the first anniversary of the mailing date of the notice of the preceding year's annual meeting. Any proposals intended to be presented at the 2003 annual meeting of shareholders must be received at Primecore Mortgage Trust, Inc.'s offices on or before January 31, 2003, in order to be considered for inclusion in the proxy statement and form proxy relating to such meeting.

                                             BY ORDER OF THE BOARD OF DIRECTORS
Menlo Park, California
May 1, 2002

                                             Ben Hamburg, Secretary

                                                                      APPENDIX 1

                         Primecore Mortgage Trust, Inc.

                                 Revocable Proxy

               For Annual Meeting of Shareholders on May 30, 2002
           This Proxy is Solicited on Behalf of the Board of Directors


NOTE: You may also vote your proxy via the Internet at www.primecore.com following the instructions included in the envelope containing this proxy. If you choose to vote via the Internet, you should not return this proxy form.


The undersigned appoints Ben Hamburg, with full powers of substitution, to act as attorney and proxy for the undersigned to vote, as designated on this proxy, all shares of the Common Stock and the Class A Convertible Preferred Stock of Primecore Mortgage Trust, Inc. (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Shareholders to be held at The Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, on May 30, 2002 at 10:00 a.m., Pacific Daylight Time, and at any and all adjournments, in the manner indicated and in his discretion on any other business which may properly come before the meeting.

            THE BOARD RECOMMENDS A VOTE FOR EACH OF THE LISTED ITEMS

Item 1 - ELECTION OF DIRECTORS--The Board recommends a vote FOR election of the following nominees:

         (1) William E. Whitlow; (2) Robert Puette


            William Whitlow

                           FOR            AGAINST           ABSTAIN


              Robert Puette

                           FOR            AGAINST           ABSTAIN




THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF YOU SIGN WITHOUT OTHERWISE MARKING THE FORM, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS TO BE CONSIDERED AT THE MEETING. THIS PROXY WILL BE VOTED BY THE INDIVIDUAL NAMED IN THIS PROXY IN HIS BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                                               Dated: May    , 2002
                                                         ----


---------------------------------       ---------------------------------
Print Name                              Signature


---------------------------------       ---------------------------------
Print Name                              Signature

                                        (Please sign exactly as name appears on
                                        stock  certificate.  Where stock is
                                        registered  jointly,  all owners must
                                        sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing.)

Please complete, sign and date this proxy and return it in the enclosed envelope. Alternatively, you may vote your proxy via the Internet at www.primecore.com following the instructions included in the envelope containing this proxy.

                                                                      APPENDIX 2
To Our Shareholders


The year 2001 was a time period in our history that won't soon be forgotten. It was also a challenging year for all businesses, ours included. Amidst a sputtering stock market, and bleak predictions for a deep and protracted recession, we dug in for what we expected to be a long year. It certainly was, and we prepared to meet the resulting challenges head-on.

During the slowdown of the Bay Area's economy and with the tumultuous effect on the housing market, we foresaw a higher than normal loan default rate. In anticipation, Primecore's Loan Services Group worked tirelessly with our borrowers to facilitate the receipt of loan payoffs to meet both loan funding commitments and short-term notes payable maturity obligations. In addition, we lowered our dividend from 11.5% to 10.5% in October to create a "reserve" for potential loan losses. Also, as expected, loan repayments slowed compared with the year 2000 levels.

Notwithstanding the difficult economy and challenging housing market, we successfully funded $74.1 million in loan commitments and reduced the unfunded portion of our loan commitments to $45 million, down from approximately $120 million at the year's start. In addition, we reduced our short-term notes to $17.3 million at year's end from $38.8 million at the beginning of the year, a $21.5 million reduction.

The dramatic drop in the stock market forced many investors to face the prospect of realizing real losses, and precluded many investors from re-allocating investments within their portfolios and moving money to safer havens. In this anemic investment environment, Primecore still raised over $34 million of new investment capital from the sale of stock during the year. During the year we also increased our line of credit from $10 million to $15 million and extended the term by 18 months.

The year's sluggish economy took its well-publicized toll on the residential housing market. As a result, Primecore tightened control on borrowers in order to protect the security of our investments, but in doing so, faced the prospect of an increase in loan defaults. Fortunately, the cornerstone of our business is built on conservative loan underwriting and strong and enduring borrower relations. We were able to work with the majority of our borrowers to extend loans to better reflect the additional time required to sell property in what had rapidly become a "buyer's market". In some cases, however, we were required to proceed with foreclosure proceedings in order to protect our security. As a result, we took possession of twelve properties through foreclosure or by deed in lieu of foreclosure during the year.

Throughout 2001, as in the past, our focus was on providing all shareholders with the best protection for their investments. We were frustrated with our inability to meet redemption requests from shareholders within our typical timeframe. Due to the confluence of a decrease in the amount of our loan repayments, a large amount of short term notes payable maturities and a higher than normal loan funding requirement arising from the large amount of new loan commitments we made in 2000, the redemption process has taken longer than any of us could have anticipated. Our "best guesses" regarding payout timing for redemption requests at times turned out to be imperfect. Nevertheless, during the year, we redeemed over $17 million of stock, and we continue to work diligently to honor all requests as quickly as possible. In order to return to historic time frames for the payment of redemption requests, we have budgeted a greater amount of cash for redemptions in 2002.

The challenges of 2001 put Primecore's loan underwriting discipline, loan servicing standards and management mettle to a most rigorous test. We believe that this challenge was met, and were encouraged to see the year-end on a high note. The pace of housing sales is returning to normal and housing inventory has diminished to a more balanced level, signaling what will hopefully be an upward trend in pricing and a continuation of a healthy pace of housing sales. Our deepest thanks to our Loan Services and Investor Relations teams, who rose to every challenge, and to our borrowers, financial intermediaries, and to you, our stockholders, for your unwavering faith in our management team and the investment model that is Primecore. You have made our hard work and successes this year all the more meaningful.

The Economics of Residential Construction Lending and the Benefits to Primecore Investors

In order to provide perspective to our performance and challenges in the year 2001, and the potential for the foreseeable future, a review of Primecore's business model may be helpful. Our business is providing returns to investors through lending to builders of for-sale housing. The key determinants to Primecore's success are: 1) our unique business model, 2) our loan criteria, procedures and controls, and 3) the underlying principles and dynamics of, and outlook for the Bay Area housing market.

Primecore Business Model

Primecore is an income-producing investment secured by residential real estate construction loans. At December 31, 2001, Primecore's total capitalization was approximately $248,500,000. Primecore Mortgage Trust, Inc., our primary investment vehicle, is a Real Estate Investment Trust or REIT. Our REIT status allows the company to aggregate investor capital into a real estate investment fund that makes construction loans secured by high quality residential for-sale housing. Primecore investors achieve the benefits of diversifying their risk within a pool of loans and generally greater investment liquidity than may be obtained from traditional, non-REIT real estate investments. Primecore Funding Group, Inc. provides lending and portfolio management expertise to the REIT, and is its exclusive manager.

Primecore provides returns to investors through an investment strategy of originating, underwriting and servicing short-term construction loans to residential developers who build in desirable locations within Northern California where the demand for housing consistently outpaces supply. Primecore borrowers are typically small to medium sized builders who have extensive experience in constructing and selling quality "for-sale" single and multi-family housing.

Primecore funds its construction loans with the proceeds from the issuance of stock and notes. Primecore borrowers repay loan principal and interest with the proceeds from property sales. Monthly dividends and investment principal are paid from borrower repayments.

Loan Criteria, Procedures and Controls

Although the specific terms of the individual construction loans originated by Primecore vary based on the borrower and/or the nature of the transaction, the majority of loans generally have the following characteristics: (1) our loans are secured by recorded deeds of trust on single-family and multi-unit residential real estate that is being developed for sale; (2) our loans may include funding for both land acquisition and development; (3) our loans are written with 12 to 18 month maturity dates; (4) loan interest rates are fixed at a certain percentage and have ranged from 11% to 13%; and (5) loan origination fees are charged to borrowers and are typically 4% of the loan commitment amounts.

Policies and procedures have been established and are strictly adhered to in loan underwriting, disbursement and monitoring, and with the various legal issues that may be involved with real estate lending. Proposed loans are evaluated by our loan underwriters to ensure that: 1) the borrower has the requisite experience and track record, 2) the security for the loan and the loan to value ratio meets Primecore's investment standards, and 3) the loan can be priced in a manner to meet internal investment criteria and objectives. Collateral valuation receives special attention in the underwriting of our construction loans, where primary emphasis is placed on the ability of the underlying real estate to protect against losses in the event of default by the borrower.

Loan servicing involves taking all steps necessary to administer the loan and collect loan payments, monitoring each project throughout the development and marketing process. Primecore loan servicing is designed to ensure, to the greatest extent possible, the ultimate repayment of our loan advances and interest earned.

The San Francisco Bay Area Housing Market

Few residential real estate markets have surpassed the San Francisco Bay Area's performance over the last two decades. The region's overall growth has continued at a steady pace, as new buyers and "move up" buyers have placed excessive demand on all segments of the housing market.

By investing in a product sector consistently in demand, Primecore's focus on the quality residential development niche is strategically designed to minimize the impact of traditional real estate cycles. The current recession and the technology sector slump "cooled" the overheated market of 2000, and home prices declined. However, pricing began to stabilize during the fourth quarter causing housing inventories to dwindle, and fueling a recovery in home prices, particularly in the areas in which Primecore typically lends.

The demand for new, quality housing in Northern California, and specifically within our lending niche cities, is projected to continue without impediment because: 1) the inventory of new housing in premier, in-fill locations remains scarce, 2) the supply of developable land in most desirable residential areas is extremely limited, and 3) residential real estate continues to prove to be a stable investment with strong returns.

Detailed Results of Operations

During the year 2001, the residential real estate market experienced a quick and sharp reduction in demand and pricing after the technology sector plummeted. In particular, luxury homes priced at the high end of the market quickly lost much of the value gains made in 2000. As the pace of home sales slowed, housing inventory skyrocketed in the first two quarters of 2001 to levels up to 2.5 times the previous 3-year average. Sellers sensed the market had peaked and tried to realize value gains from late 2000. Unlike past recessions, however, the volume of sales remained steady throughout most of the year, albeit at a slower pace than previous year, as buyers took advantage of historically low interest rates and reduced prices.

Primecore was not immune to the effects of the economic downturn. During the year, we experienced a 39% decrease in loan repayments to 41 loans representing approximately $100 million paid. This was down from the total number of repayments in 2000, where 67 loans represented approximately $165 million. During 2001, Primecore also saw a substantial increase in loan defaults by borrowers. During 2001, in order to assure protection of our security interest in development projects, we were much less inclined to extend loans or to tolerate loan defaults. In most cases, our loans performed well. In those cases where problems arose with loans, and we were unable to achieve an acceptable workout with borrowers we exercised our legal right to foreclosure. During the year, we took possession of twelve properties through foreclosure or by deed in lieu of foreclosure, ten of which remained on our books at the end of 2001. The commitments on these loans totaled $33.9 million, of which $17.1 million had been funded. We sold two of these properties for a total of $2.6 million, which represented approximately 93% of the amount due. We are in the process of working to sell the remaining properties.

On October 2, 2001, Primecore's Board of Directors voted to adjust the monthly dividend rate to $0.0875 per share. This represents an annual rate of return of 10.5% on Preferred Stock investments and was paid beginning in November 2001. The Board considered the following factors prior to adjusting the dividend policy: the downward pressure on interest rates over the last six months of 2001, the San Francisco Bay Area real estate market condition, the economic uncertainties arising from the events of September 11, 2001, and the potential implications of all of the foregoing on the Primecore portfolio. In taking this action, the Board adopted a rate that it believes should be sustainable throughout 2002. The Board will continue to review and reassess the dividend policy in light of new information as it becomes available. Since the fourth quarter 2001, we have tracked a significant increase in the pace of home sales, a sizable decrease in the inventory of homes, and stabilization of sale prices in the markets where Primecore lend. If these determinants continue, we believe that a further reduction in dividends will not be necessary.

On the expense side, the largest line item was the payment of dividends. During 2001, $24.1 million in dividends were paid to our investors, compared with $21.6 million for the previous year.

Primecore's interest cost associated with company borrowings under unsecured notes was $4.2 million for the year ended December 31, 2001, compared with $4.7 million for the previous year. Interest costs decreased in 2001 compared with 2000 because our debt was paid down to an average of $36.4 million in 2001 from an average of $42.7 million in 2000. We project interest costs to continue to decrease in 2002 as we seek to maintain rather than increase the unsecured notes payable balance of approximately $17.3 million, and decrease the average interest rate on notes payable from the 2001 average of 11.47% to an average of under 10%. We will also seek to decrease the utilization of our line of credit from the current $15 million available balance.

During the year, management fees were paid to our Manager, Primecore Funding Group. Management fees are paid based on the amount of loan commitments outstanding at the end of each month. Our loan commitments have decreased since December 2000 as we curtailed new loan commitments in order to assess the changing direction of the real estate market and to increase Primecore's liquidity. Loan commitments outstanding at the end of 2001 were $378.2 million, down from an average of $414.4 million at end of 2000. $11.3 million in management fees was paid during 2001 as compared to $11.0 million paid in 2000. As Primecore continues to remain cautious about the market, we project that the average loan commitment may continue to decrease and, result in a reduction in management fees paid.

General & administrative and other expenses consist primarily of professional fees paid to accountants and attorneys, directors' fees and insurance costs. General & administrative and other expenses totaled $502,080 during 2001, compared with $600,776 for 2000.

Sources and Uses of Capital Resources

Understanding the sources and uses of capital resources provides our investors with an important picture of where Primecore's capital resources were/are originated and allocated.

Primecore's principal demands for cash are from existing loan commitments, distributions to shareholders in the form of dividends paid monthly, management fees, interest expenses associated with indebtedness, debt repayments and stock redemptions. In the near term, the principal sources of cash are from repayments of real estate loans, funds received from issuance of unsecured notes payable, the line of credit and sales of preferred stock.

In retrospect, 2000 was a banner year for real estate in the San Francisco Bay Area in general and for Primecore in particular. During that period we raised $99.3 million in new capital, originated $264.6 million in new loans and received $164.8 in loan repayments. As the economy went into recession in 2001 and exuberance died with the collapse of the "dot.com" economy, our sources of cash and liquidity tightened. Sales of Primecore stock in 2001 and loan repayments slowed compared with the year 2000 levels. During that same difficult period, Primecore continued to meet loan-funding commitments and short term notes payable maturities. By increasing our line of credit facility and working diligently with borrowers, throughout 2001 on loan repayments, we were able to fund $74.1 million in loan commitments and reduced the unfunded portion of our loan commitments to $45 million, from the approximately $120 million at the beginning of the year. In addition, we were able to reduce our short-term notes by $21.5 million, from $38.8 million at the beginning of the year to $17.3 outstanding at December 31, 2001.

Primecore began the year with outstanding redemption requests of $5.8 million. By the year's end, redemption requests totaled approximately $37.0 million. We received a large number of requests in 2001, which we believe were likely due to fears about the effect of the economy on real estate, liquidity issues faced by some investors resulting from a drop in the value in their other investments, and the economic uncertainties exacerbated by the September 11 terrorist bombing. Primecore redeemed $17.1 million in preferred stock during the year, compared with $24.7 million redeemed in 2000. In order to address outstanding redemption requests, we have budgeted a greater amount of cash for 2002 to apply to redemption requests. These funds will be made available by decreasing notes payable obligations and loan funding commitments. Primecore is confident that the factors creating a higher level of redemption requests were extraordinary and not likely to be repeated in 2002. We intend to continue to address redemption requests in accordance with the redemption policy and in the best interests of the Company and its shareholders.

Below is a simple comparative analysis of the sources and uses of capital resources over the last two years, and a "best guess" projection of what we anticipate the sources and uses of capital will be for 2002.


                           Primecore Sources and Uses

                                                                            2002
  Sources and Uses                           2000           2001      (Forecast)


  Loan Payments Received           $  166,556,985   $100,460,609   $ 108,000,000
  Preferred Stock Proceeds             28,082,031     27,972,287      21,000,000
  Borrowings on Notes Payable          61,199,293     19,345,400       5,000,000
  Borrowings on Line of Credit          4,449,692      8,355,308              --
                                  ----------------------------------------------

  Total sources                       260,288,001    156,133,604     134,000,000

  Loans funded                        181,438,617     64,192,553      54,883,000
  Dividends and interest               13,763,091     18,124,688      20,777,000
  Notes matured                        31,898,384     41,756,585       8,000,000
  Administrative costs                  9,169,247     12,261,703       8,223,000
  Redemptions of preferred stock       24,694,190     17,091,870      27,500,000
                                  ----------------------------------------------

  Total uses                          260,963,529    153,427,400     119,383,000
                                  ----------------------------------------------

  Net cash flow                     $   (675,528)    $ 2,706,204    $ 14,617,000
                                  ==============================================

Near Term Business Outlook

Most economic forecasts project a mild rebound from the recession to occur in the middle of 2002. Some analysts project that the San Francisco Bay Area may lag the rest of the nation in recovery because of the heavy concentration of technology companies. For this reason, we are conservatively projecting the volume of the sale of preferred shares in 2002 to be less than that experienced in 2001. While we are projecting the market to remain largely flat, we do anticipate a modest increase in loan repayments as a result of the maturing of our portfolio. We also expect that with the improvement in our local economy, Primecore will commence originating and funding new loans on a selective basis sometime during the second quarter of 2002.


The Annual Meeting

This year's meeting will once again be held at the Stanford Park Hotel on May 30, 2002. The meeting will commence promptly at 10a.m. and conclude no later than 12p.m.

We understand that for various reasons, many investors are unable to attend the annual meeting. Therefore, we have endeavored to include the information to be addressed this year in this letter.

And as always, if you cannot attend the meeting yet have questions, please contact Eric Hanke, our Director of Investor Relations, either by calling (650) 328-3060 or e-mailing eric@primecore.com.


May 2002




William E. Whitlow                                            Susan Fox
Chairman                                                      President
















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